Exhibit (2)(k)(4)

ACCOUNTING AND INVESTOR SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of             , 2011 by and between J.P. MORGAN ACCESS MULTI-STRATEGY FUND II, a Delaware statutory trust (the “Fund”), and BNY MELLON INVESTMENT SERVICING (US) INC., a Massachusetts corporation (“BNYM”). Capitalized terms not otherwise defined shall have the meanings set forth in Appendix A.

BACKGROUND

(A)	The Fund is organized as a statutory trust under the laws of Delaware and is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended.

(B)	The Fund desires to retain BNYM to provide the accounting and investor services set forth below, and BNYM desires to provide such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Appointment. The Fund hereby appoints BNYM to provide the accounting and investor services in accordance with the terms set forth in this Agreement. BNYM accepts such appointment and agrees to furnish such services. BNYM shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by BNYM and the Fund in a written amendment hereto. BNYM shall provide such duties as are set out in Appendix B and Appendix C to this Agreement and such other services as may be agreed in writing from time to time among the parties to this Agreement. In performing its duties under this Agreement, BNYM will act in all material respects in accordance with the Confidential Private Placement Memorandum, as may be amended from time to time (provided copies are delivered to BNYM). BNYM shall for the purposes of this Agreement be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act on behalf of or to represent the Fund in any way or otherwise be deemed an agent of the Fund or to have any power to enter into any transaction or otherwise bind the Fund. BNYM shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund.

2. Instructions.

(a) Unless otherwise provided in this Agreement, BNYM shall act only upon Oral Instructions or Written Instructions. If the Fund elects to transmit Instructions through an on-line communication system offered by BNYM, its use thereof shall be subject to the Terms and

Conditions attached hereto as Appendix D.

(b) BNYM shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by BNYM to be an Authorized Person) pursuant to this Agreement. BNYM may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of Organizational Documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Trustees or Shareholders, unless and until BNYM receives Written Instructions to the contrary.

(c) The Fund agrees to forward to BNYM Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by BNYM or its affiliates) so that BNYM receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received. The fact that such confirming Written Instructions are not received by BNYM or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or BNYM’s ability to rely upon such Oral Instructions.

3. Right to Receive Advice.

(a) Advice of the Fund. If BNYM is in doubt as to any action it should or should not take, BNYM may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

(b) Advice of Counsel. If BNYM shall be in doubt as to any question of law pertaining to any action it should or should not take, BNYM may at its own expense request advice from counsel of its own choosing (who may be counsel for the Fund or BNYM, at the option of BNYM).

(c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions BNYM receives from the Fund and the advice BNYM receives from counsel, BNYM may rely upon and follow the advice of counsel, provided that BNYM has discussed the matter with the Fund (and/or its counsel) and the conflict is not resolved in a reasonable time and in a reasonable manner.

(d) No Obligation to Seek Advice. Nothing in this section shall be construed so as to impose an obligation upon BNYM to seek such directions or advice or Oral Instructions or Written Instructions.

4. Records; Visits.

(a) The books and records pertaining to the Fund which are in the possession or under the control of BNYM shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during BNYM’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by BNYM to the Fund or to an Authorized Person, at the expense of the Fund. Any such books or records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method.

(b) BNYM shall keep the following records:

(i)	all books and records with respect to the Fund’s books of account; and

(ii)	records of the Fund’s securities transactions.

BNYM may house these records in a third party storage facility.

(c) Upon request, BNYM shall provide the Fund or the Administrator with a copy of the “Report on Controls Placed in Operation and Tests of Operating Effectiveness” on controls placed in operation and on tests of the operating effectiveness of its systems with respect to Fund Accounting and Administration Operations (“SAS 70 Audit”), within fifteen (15) days from the time the report is generally available for distribution to BNYM’s clients. For the avoidance of doubt, such SAS 70 Audit is BNYM’s “Confidential Information” as defined below.

5. Confidentiality.

(a) Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include:

(i)	any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or BNYM, their respective subsidiaries and affiliated companies;

(ii)	any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or BNYM a competitive advantage over its competitors;

(iii)	all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

(iv)	anything designated as confidential.

(b) Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it:

(i)	is already known to the receiving party at the time it is obtained;

(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)	is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;

(iv)	is released by the protected party to a third party without restriction;

(v)	is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law;

(vi)	is relevant to the defense of any claim or cause of action asserted against the receiving party;

(vii)	is Fund information provided by BNYM in connection with an independent third party compliance or other review;

(viii)	is necessary or desirable for BNYM to release such information in connection with the provision of services under this Agreement; or

(ix)	has been or is independently developed or obtained by the receiving party.

(c) The provisions of this Section 5 shall survive termination of this Agreement for a period of three (3) years after such termination.

6. Liaison with Auditors. BNYM shall assist the Administrator as liaison with the Fund’s Auditors and shall provide account analyses, fiscal year summaries, and other audit-related schedules in its possession with respect to the Fund. BNYM shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such Auditors for the expression of their opinion, as required by the Fund.

7. BNYM System. BNYM shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by BNYM in connection with the services provided by BNYM to the Fund.

8. Disaster Recovery. BNYM shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, BNYM shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. BNYM shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by BNYM’s own breach of its Standard of Care (defined in Section 10 below) in performing its duties or obligations under this Agreement.

9. Compensation.

(a) As compensation for services set forth herein that are rendered by BNYM during the term of this Agreement, the Fund will pay to BNYM a fee or fees as may be agreed to in writing by the Fund and BNYM.

(b) The undersigned hereby represents and warrants to BNYM that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to BNYM or to the Fund or to any adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by BNYM to the Fund or such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

(c) Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, the Fund shall remain responsible for paying to BNYM the fees set forth in the applicable fee letter.

10. Standard of Care/Limitations of Liability.

(a) Subject to the terms of this Section 10, BNYM shall be liable to the Fund (or any person or entity claiming through the Fund) for any loss, claim, suit, controversy, breach or damage of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory (“Loss”) only to the extent caused by BNYM’s own intentional misconduct, bad faith or negligence with respect to its duties under this Agreement (“Standard of Care”).

(b) BNYM shall not be liable for any loss (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party unaffiliated with BNYM; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

(c) BNYM shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which BNYM reasonably believes to be genuine. BNYM shall not be liable for any losses that are caused by actions or omissions taken in good faith by BNYM in accordance with Oral Instructions or

Written Instructions or advice of counsel. BNYM shall not be liable for any losses arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

(d) Notwithstanding anything in this Agreement to the contrary, the Fund hereby acknowledges and agrees that BNYM shall not be liable for any losses or damages of any kind associated with any Fund or Shareholder taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto (“Taxes”) or for any withholding or reporting, or for any non-withholding or non-reporting, of Taxes.

(e) The Fund acknowledges that it may be considered a U.S. withholding agent and/or may be required to file information or other tax returns under the U.S. Internal Revenue Code and related regulations (“IRC and Regulations”). The Fund agrees that it or its designated agents are, and will continue to be, in compliance with all withholding and reporting required by the IRC and Regulations. Therefore, unless otherwise specified herein, neither BNYM nor its affiliates shall be responsible for withholding or depositing Taxes, nor will it/they be responsible for any related tax filings or information reporting, including but not limited to Forms 1099, 945, 1042S, 1042, 1065, 1065 K-1, 8804, 8805, 1120 or 1120F.

(f) Neither BNYM nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by BNYM or its affiliates.

(g) Each party shall have a duty to mitigate damages for which the other party may become responsible.

(h) This Section 10 shall survive termination of this Agreement.

11. Indemnification. Absent BNYM’s failure to meet its Standard of Care (defined in Section 10 above), the Fund agrees to indemnify, defend and hold harmless BNYM and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including reasonable attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from any action taken or omitted to be taken by BNYM in connection with the provision of services to the Fund. This Section 11 shall survive termination of this Agreement.

12. Duration and Termination. This Agreement shall continue until terminated by the Fund or by BNYM on sixty (60) days’ prior written notice to the other party. In the event the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (or each successive service provider, if there are more than one), and all trailing expenses incurred by BNYM, will be borne by the Fund.

13. Notices. All notices and other communications, including Written Instructions but excluding Oral Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given seven days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed (a) if to BNYM, at 301 Bellevue Parkway, Wilmington, DE 19809, attn: President (or such other address as BNYM may inform the Fund in writing); (b) if to the Fund, at 270 Park Ave 6th Floor, New York, NY, 10017 or (c) if to neither of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

14. Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

15. Delegation; Assignment. BNYM may assign this Agreement and/or its rights and delegate its duties hereunder to any affiliate of BNYM, provided that BNYM gives the Fund at least thirty (30) days’ prior written notice of such assignment or delegation.

16. Facsimile Signatures; Counterparts. This Agreement may be executed in one or more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Agreement or of executed signature pages to this Agreement by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Agreement.

17. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

18. Miscellaneous.

(a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. Notwithstanding any provision hereof, the services of BNYM are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person. Neither this Agreement nor the provision of services under this Agreement establishes or is intended to establish an attorney-client relationship between the Fund and BNYM.

(b) Non-Solicitation. During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNYM’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNYM employee by the Fund if the BNYM employee was identified by such entity solely as a result of the BNYM employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

(c) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its Confidential Private Placement Memorandum or Organizational Documents or adopt any policies which would affect materially the obligations or responsibilities of BNYM hereunder without the prior written approval of BNYM, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by BNYM under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase.

(d) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(e) Information. The Fund will provide such information and documentation as BNYM may reasonably request in connection with services provided by BNYM to the Fund, including without limitation copies of its Organizational Documents and Confidential Private Placement Memorandum, and any supplements, updates or amendments thereto.

(f) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law without regard to principles of conflict of law.

(g) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(h) Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

(i) No Representations or Warranties. Except as expressly provided in this Agreement, BNYM hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. BNYM disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(j) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of BNYM’s affiliates are financial institutions, and BNYM may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. BNYM may also ask (and may have already asked) for additional identifying information, and BNYM may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(k) Nature of Fund Obligations. It is expressly acknowledged and agreed that the obligations of the Fund hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Fund, personally, but shall bind only the trust property of the Fund, as provided in the Charter. The execution and delivery of this Agreement shall have been authorized by the Trustees of the Fund and signed by an officer of the Fund, acting as such, and neither such authorization by such Trustees nor such execution and delivery by an officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Fund as provided in the Charter.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.

By:

Name:

Title:

J.P. MORGAN ACCESS MULTI-STRATEGY FUND II

By:

Name:

Title:

APPENDIX A

Definitions

As used in this Agreement:

(a)	“Administrator” shall mean JPMorgan Funds Management, Inc., the administrator to the Fund, or its successor.

(b)	“Auditor” shall mean PricewaterhouseCoopers LLP acting as the independent certified public accountants of the Fund or any other entity for the time being appointed as independent certified public accountants of the Fund.

(c)	“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund in a manner reasonably acceptable to BNYM to give Oral Instructions or Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)	“Board of Trustees” shall mean the Board of Trustees of the Fund.

(e)	“Confidential Private Placement Memorandum” shall mean the Confidential Private Placement Memorandum published by the Fund as the same may be amended from time to time.

(f)	“Investment Manager” shall mean J.P. Morgan Investment Management Inc., the investment manager of the Fund, or its successor.

(g)	“Oral Instructions” mean oral instructions received by BNYM from an Authorized Person or from a person reasonably believed by BNYM to be an Authorized Person. BNYM may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(h)	“Organizational Documents” means, in the case of the Fund, the Agreement and Declaration of Trust, by-laws, the Confidential Private Placement Memorandum and trust deed or other documents constituting the Fund.

(i)	“Portfolio Managers” shall mean portfolio managers in which the Fund invests through the medium of investment funds or through discretionary managed accounts.

(j)	“Shareholders” shall mean the beneficial owner of Shares of the Fund.

(k)	“Shares” shall mean the shares of beneficial interest of the Fund.

(l)	“Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by BNYM to be an Authorized Person) and received by BNYM or (ii) trade instructions transmitted (and received by BNYM) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

APPENDIX B

Accounting Services

(i)	Journalize investment, capital and income and expense activities;

(ii)	Record investment buy/sell trade tickets when received from the Administrator or the Investment Manager, as applicable;

(iii)	Maintain historical tax lots for each security;

(iv)	Reconcile cash with the Fund’s custodian(s)/prime broker(s), and provide the Adviser with the beginning cash balance available for investment purposes;

(v)	Calculate contractual expenses, including management fees, as applicable;

(vi)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations in U.S. dollar terms;

(vii)	Monitor the expense accruals and notify the Administrator and/or an officer of the Fund of any proposed adjustments;

(viii)	Control all disbursements and authorize such disbursements upon receipt of Written Instructions;

(ix)	Calculate capital gains and losses;

(x)	Determine net income;

(xi)	Determine applicable foreign exchange gains and losses on payables and receivables;

(xii)	Obtain security market quotes and currency exchange rates from independent pricing sources approved by the Administrator and/or the Adviser, or if such quotes or rates are unavailable, then obtain the same from the Administrator and/or the Adviser, and in either case calculate the market value of the Fund’s investments in accordance with the Fund’s valuation policies or guidelines; provided, however, that BNYM shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments itself or to confirm or validate any information or valuation provided by the Administrator and/or the Adviser or any other pricing source, nor shall BNYM have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

(xiii)	Transmit or make available a copy of the portfolio valuation to the Administrator and/or the Adviser as agreed upon between the Administrator and BNYM;

(xiv)	Prepare and provide the Fund with a monthly “Flash Report” package, which includes fund level, portfolio level and investor level data;

(xv)	Monitor the Fund’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended, provided that no “look-through” analysis shall be required for underlying funds (i.e, BNYM shall not be under any obligation with respect to any securities or other investments held by the Fund’s underlying portfolio funds); and

(xvi)	Arrange for the computation of the net asset value in accordance with the provisions of the Fund’s Confidential Private Placement Memorandum.

Investor Services. (For the avoidance of doubt, BNYM shall have no responsibilities or duties hereunder with respect to any investor due diligence or anti-money laundering obligations of the Fund, if applicable.)

(i)	Maintain the register of Shareholders of the Fund and enter on such register all issues, transfers and repurchases of Shares in the Fund;

(ii)	Arrange for the calculation of the issue and repurchase prices of Shares in the Fund, and ordinary income and capital gain distributions, and coordination of the payment of such distributions with the Fund’s transfer agent and custodian;

(iii)	Upon direction of the Fund, establish (or facilitate the establishment of) and maintain such bank, brokerage, escrow or other accounts in the name of the Fund or BNYM as may be required to accept subscription proceeds from actual or potential Shareholders and for payment of redemption or repurchase proceeds, or otherwise to facilitate the provision of investor services to the Fund under this Agreement, which accounts may be established with bank affiliates of BNYM. The Fund acknowledges and agrees that BNYM and such affiliated banks may receive interest, credits or investment income and other benefits from the transitional balances in such accounts and that BNYM shall act as a depositary only with respect to such accounts, and in its capacity as such, BNYM shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any asset deposited with it;

(iv)

[Maintain and monitor each Shareholder’s election in the Fund’s dividend reinvestment plan (the “DRIP”). (Each Shareholder will automatically be a participant under the DRIP and have all income, dividends and/or capital gains distributions automatically reinvested in additional Shares unless such Shareholder specifically notifies the Fund of its election to receive income dividends and/or capital gain distributions in cash at least 121 days before the last business day of the calendar year, or if the ex dividend date differs from the last business day, such other day that is the ex dividend date of such distribution. An election in writing to receive income dividends and/or capital gain distributions in cash received by the

Fund 120 days or less before the ex dividend date of any dividend and/or distribution will apply to subsequent dividends and/or distributions that are paid at least 121 days after receipt of such election.)]

(v)	Allocate income, expenses, gains and losses to individual Shareholders;

(vi)	Coordinate communications to Shareholders regarding upcoming Fund distributions; and

(vii)	Prepare and mail annually to Shareholders Form 1099-MISC.

APPENDIX C

J.P. Morgan Access Multi-Strategy Fund II

Fund NAV and Monthly Accounting Package Timeline

Timing	Step	Action

1. Generally on the 4th & 5th business day after month end	• Produce a Flash NAV Package

•         Receives Whisper Sheet from Sub-Advisor the morning of the 4th business day of the month

•         Incorporates whisper and estimate returns collected to date into the Flash NAV Package

•         Sends to Administrator for review on 5th business day

2. Generally on the 5th business day after month end	• Produce an initial Status Report	• Sends to Sub-Advisor and Administrator

3. Generally the 10th through the 18th of the month	• Product daily Status Reports, and additional reports

•         Sends daily Status Reports between the 10th and the 18th to Sub-Advisor and Administrator

•         Sends additional reports (Capital Trans Timing, MTD GL and MTD TB) on the 15th of the month to the Sub-Advisor and Administrator

4. 20th CD of the month	• Cut off for receipt of valuations from the underlying hedge funds • Produce final Fund Status Report

•         receives all valuations from the underlying hedge funds by the 20th calendar day

•         produces the final Fund Status Report

•         produces a preliminary final NAV Package

•         sends to Administrator and Sub Advisor for review

5. 23rd CD of the month	• Review and distribute final Fund NAV and Monthly Accounting Package

•         receives and reviews the final Fund NAV and Monthly Accounting Package

•         Once the final Fund NAV and Monthly Accounting Package is completed, and Administrator will distribute pursuant to operating procedures

6. 26th CD of the month	• Produce investor statements and extracts	• prepares the investor statements and extracts • receives and reviews investor statements and extracts

APPENDIX D

ELECTRONIC SERVICES TERMS AND CONDITIONS

1. License; Use. (a) This Appendix D shall govern the Fund’s use of electronic communications, information delivery, portfolio management and banking services, that The Bank of New York Mellon and its affiliates (“BNYM”) may provide to the Fund, such as The Bank of New York Mellon Inform ™ and The Bank of New York Mellon CA$H-Register Plus®, and any computer software, proprietary data and documentation provided by BNYM to the Fund in connection therewith (collectively, the “Electronic Services”). In the event of any conflict between the terms of this Appendix D and the main body of this Agreement with respect to the Fund’s use of the Electronic Services, the terms of this Appendix D shall control.

(b) BNYM grants to the Fund a personal, nontransferable and nonexclusive license to use the Electronic Services to which the Fund subscribes solely for the purpose of transmitting instructions and information (“Instructions”), obtaining reports, analyses and statements and other information and data, making inquiries and otherwise communicating with BNYM in connection with the Fund’s relationship with BNYM. The Fund shall use the Electronic Services solely for its own internal and proper business purposes and not in the operation of a service bureau. Except as set forth herein, no license or right of any kind is granted to the Fund with respect to the Electronic Services. The Fund acknowledges that BNYM and its suppliers retain and have title and exclusive proprietary rights to the Electronic Services, including any trade secrets or other ideas, concepts, know-how, methodologies, and information incorporated therein and the exclusive rights to any copyrights, trade dress, look and feel, trademarks and patents (including registrations and applications for registration of either), and other legal protections available in respect thereof. The Fund further acknowledges that all or a part of the Electronic Services may be copyrighted or trademarked (or a registration or claim made therefor) by BNYM or its suppliers. The Fund shall not take any action with respect to the Electronic Services inconsistent with the foregoing acknowledgments, nor shall the Fund attempt to decompile, reverse engineer or modify the Electronic Services. The Fund may not copy, distribute, sell, lease or provide, directly or indirectly, the Electronic Services or any portion thereof to any other person or entity without BNYM’s prior written consent. The Fund may not remove any statutory copyright notice or other notice included in the Electronic Services. The Fund shall reproduce any such notice on any reproduction of any portion of the Electronic Services and shall add any statutory copyright notice or other notice upon BNYM’s reasonable request.

(c) Portions of the Electronic Services may contain, deliver or rely on data supplied by third parties (“Third Party Data”), such as pricing data and indicative data, and services supplied by third parties (“Third Party Services”) such as analytic and accounting services. Third Party Data and Third Party Services supplied hereunder are obtained from sources that BNYM reasonably believes to be reliable but are provided without any independent investigation by BNYM. BNYM and its suppliers do not represent or warrant that the Third Party Data or Third Party Services are correct, complete or current. Third Party Data and Third Party Services are proprietary to their suppliers, are provided solely for the Fund’s internal use, and may not be reused, disseminated or redistributed in any form. The Fund shall not use any Third Party Data in any manner that would act as a substitute for obtaining a license for the data directly from the supplier. Third Party Data and Third Party Services should not be used in making any investment decision. BNYM AND ITS SUPPLIERS ARE NOT RESPONSIBLE FOR ANY RESULTS OBTAINED FROM THE USE OF OR RELIANCE UPON THIRD PARTY DATA OR THIRD PARTY SERVICES. BNYM’s suppliers of Third Party Data and Services are intended third party beneficiaries of this Section 1(c) and Section 5 below.

(d) The Fund understand and agree that any links in the Electronic Services to Internet sites may be to sites sponsored and maintained by third parties. BNYM makes no guarantees, representations or warranties concerning the information contained in any third party site (including without limitation that such information is correct, current, complete or free of viruses or other contamination), or any products or services sold through third party sites. All such links to third party Internet sites are provided solely as a convenience to the Fund and the Fund accesses and uses such sites at its own risk. A link in the Electronic Services to a third party site does not constitute BNYM’s endorsement, authorisation or sponsorship of such site or any products and services available from such site.

2. Equipment. The Fund shall obtain and maintain at their own cost and expense all equipment and services, including but not limited to communications services, necessary for them to utilize and obtain access to the Electronic Services, and BNYM shall not be responsible for the reliability or availability of any such equipment or services.

3. Proprietary Information. The Electronic Services, and any proprietary data (including Third Party Data), processes, software, information and documentation made available to the Fund (other than which are or become part of the public domain or are legally required to be made available to the public) (collectively, the “Information”), are the exclusive and confidential property of BNYM or its suppliers. However, for the avoidance of doubt, reports generated by the Fund containing information relating to their account(s) (except for Third Party Data contained therein) are not deemed to be within the meaning of the term “Information.” The Fund shall keep the Information confidential by using the same care and discretion that the Fund use with respect to their own confidential property and trade secrets, but not less than reasonable care. Upon termination of the Agreement or the licenses granted herein for any reason, the Fund shall, at Custodian’s expense, return to BNYM any and all copies of the Information which are in their possession or under their control (except that the Fund may retain (a) such Information as may be required for the Fund to comply with applicable law and/or regulation, including record-keeping requirements thereunder and (b) reports containing Third Party Data, provided that such Third Party Data remains subject to the provisions of this Appendix and the Fund’s policies regarding record retention). The provisions of this Section 3 shall not affect the copyright status of any of the Information which may be copyrighted and shall apply to all information whether or not copyrighted.

4. Modifications. BNYM reserves the right to modify the Electronic Services from time to time and the Fund shall install new releases of the Electronic Services as BNYM may direct. It is understood and agreed that BNYM will endeavor to provide the Fund with advance notice of any such modifications which materially alter the user interface or functionality of the Electronic Services, provided, however, that prior notice may not be possible under the circumstances and BNYM shall not have any liability to the Fund for failing to provide such notice under these circumstances. The Fund agrees not to modify or attempt to modify the Electronic Services without BNYM’s prior written consent. The Fund acknowledge that any modifications to the Electronic Services, whether by the Fund or BNYM and whether with or without BNYM’s consent, shall become the property of BNYM.

5. NO REPRESENTATIONS OR WARRANTIES; LIMITATION OF LIABILITY. BNYM AND ITS MANUFACTURERS AND SUPPLIERS MAKE NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE ELECTRONIC SERVICES OR ANY THIRD PARTY DATA OR THIRD PARTY SERVICES, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. THE FUND ACKNOWLEDGE THAT THE ELECTRONIC SERVICES, THIRD PARTY DATA AND THIRD PARTY SERVICES ARE PROVIDED “AS IS.” TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL BNYM OR ANY SUPPLIER BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL OR CONSEQUENTIAL, WHICH THE FUND MAY INCUR IN CONNECTION WITH THE ELECTRONIC SERVICES, THIRD PARTY DATA OR THIRD PARTY SERVICES, EVEN IF BNYM OR SUCH SUPPLIER KNEW OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL BNYM OR ANY SUPPLIER BE LIABLE FOR ACTS OF GOD, MACHINE OR COMPUTER BREAKDOWN OR MALFUNCTION, INTERRUPTION OR MALFUNCTION OF COMMUNICATION FACILITIES, LABOR DIFFICULTIES OR ANY OTHER SIMILAR OR DISSIMILAR CAUSE BEYOND THEIR REASONABLE CONTROL (“FORCE MAJEURE EVENT”). BNYM WILL MAINTAIN THROUGHOUT THE TERM OF THIS AGREEMENT SUCH DISASTER RECOVERY AND CONTINGENCY PLANS AND SYSTEMS AS IT REASONABLY BELIEVES TO BE NECESSARY AND APPROPRIATE TO RECOVER ITS OPERATIONS FROM THE OCCURRENCE OF A FORCE MAJEURE EVENT AND WHICH ARE CONSISTENT WITH THE REQUIREMENTS OF ANY STATUTE, REGULATION OR RULE TO WHICH IT IS SUBJECT THAT IMPOSES BUSINESS RESUMPTION AND CONTINGENCY PLANNING STANDARDS. BNYM SHALL EMPLOY COMMERCIALLY REASONABLE EFFORTS TO RESUME PERFORMANCE AS SOON AS PRACTICABLE UNDER THE CIRCUMSTANCES, FOLLOWING A FORCE MAJEURE EVENT.

6. Security; Reliance; Unauthorized Use; Funds Transfers. BNYM will establish security procedures to be followed in connection with the use of the Electronic Services, and the Fund agrees to comply with the security procedures. The Fund understands and agrees that the security procedures are intended to determine whether instructions received by BNYM through the Electronic Services are authorized but are not (unless otherwise specified in writing) intended to detect any errors contained in such instructions. The Fund will cause all persons utilizing the Electronic Services to treat any user and authorization codes, passwords, authentication keys and other security devices with the highest degree of care and confidentiality. Upon termination of the Fund’s use of the Electronic Services, the Fund shall return to BNYM any security devices (e.g., token cards) provided by BNYM. BNYM is hereby irrevocably authorized to comply with and rely upon on Instructions and other communications, whether or not authorized, received by it through the Electronic Services. The Fund acknowledges that it has sole responsibility for ensuring that only Authorized Persons use the Electronic Services and that to the fullest extent permitted by applicable law BNYM shall not be responsible nor liable for any unauthorized use thereof or for any losses sustained by the Fund arising from or in connection with the use of the Electronic Services or BNYM’s reliance upon and compliance with Instructions and other communications received through the Electronic Services. With respect to instructions for a transfer of funds issued through the Electronic Services, when instructed to credit or pay a party by both name and a unique numeric or alpha-numeric identifier (e.g. ABA number or account number), BNYM, its affiliates, and any other bank participating in the funds transfer, may rely solely on the unique identifier, even if it identifies a party different than the party named. Such reliance on a unique identifier shall apply to beneficiaries named in such instructions as well as any financial institution which is designated in such instructions to act as an intermediary in a funds transfer. It is understood and agreed that unless otherwise specifically provided herein, and to the extent permitted by applicable law, the parties hereto shall be bound by the rules of any funds transfer system utilized to effect a funds transfer hereunder.

7. Acknowledgments. BNYM shall acknowledge through the Electronic Services its receipt of each Instruction communicated through the Electronic Services, and in the absence of such acknowledgment BNYM shall not be liable for any failure to act in accordance with such Instruction and the Fund may not claim that such Instruction was received by BNYM. BNYM may in its discretion decline to act upon any instructions or communications that are insufficient or incomplete or are not received by BNYM in sufficient time for BNYM to act upon, or in accordance with such instructions or communications.

8. Viruses. The Fund agrees to use reasonable efforts to prevent the transmission through the Electronic Services of any software or file which contains any viruses, worms, harmful component or corrupted data and agrees not to use any device, software, or routine to interfere or attempt to interfere with the proper working of the Electronic Services.

9. Encryption. The Fund acknowledges and agrees that encryption may not be available for every communication through the Electronic Services, or for all data. The Fund agrees that BNYM may deactivate any encryption features at any time for the purpose of maintaining, repairing or troubleshooting its systems. It is understood and agreed that BNYM will endeavor to provide the Fund with advance notice of any such deactivation, provided, however, that prior notification may not be possible under the circumstances and BNYM will not have any liability to the Fund for failing to provide such notice under those circumstances.

10. On-Line Inquiry and Modification of Records. In connection with the Fund’s use of the Electronic Services, BNYM may, at the Fund’s request, permit the Fund to enter data directly into a BNYM database for the purpose of modifying certain information maintained by BNYM’s systems, including, but not limited to, change of address information. To the extent that the Fund is granted such access, the Fund agrees to indemnify and hold BNYM harmless from all loss, liability, cost, damage and expense (including attorney’s fees and expenses) to which BNYM may be subjected or which may be incurred in connection with any claim which may arise out of or as a result of changes to BNYM database records initiated by the Fund.

11. Agents. The Fund may, on advance written notice to the BNYM, permit its agents and contractors (“Agents”) to access and use the Electronic Services on the Fund’s behalf, except that the BNYM reserves the right to prohibit the Fund’s use of any particular Agent for any reason. The Fund shall require its Agent(s) to agree in writing to be bound by the terms of the Agreement, and said Fund shall be liable and responsible for any act or omission of such Agent in the same manner, and to the same extent, as though such act or omission were that of the Fund. Each submission of an Instruction or other communication by the Agent through the Electronic Services shall constitute a representation and warranty by the Fund that the Agent continues to be duly authorized by the Fund to so act on its behalf and BNYM may rely on the representations and warranties made herein in complying with such Instruction or communication. Any Instruction or other communication through the Electronic Services by an Agent shall be deemed that of the Fund, and the Fund shall be bound thereby whether or not authorized. The Fund may, subject to the terms of this Agreement and upon advance written notice to the Bank, provide a copy of the Electronic Service user manuals to its Agent if the Agent requires such copies to use the Electronic Services on the Fund’s behalf. Upon cessation of any such Agent’s services, the Fund shall promptly terminate such Agent’s access to the Electronic Services, retrieve from the Agent any copies of the manuals and destroy them, and retrieve from the

Agent any token cards or other security devices provided by BNYM and return them to BNYM.